Pangaea Logistics Solutions Ltd.	Email jwilson@applebyglobal.com
c/o Phoenix Bulk Carriers (US) LLC	Direct Dial +1 441 298 3559
109 Long Wharf	Tel +1 441 295 2244
Newport RI, 02840	Fax +1 441 292 8666

Your Ref
Appleby Ref 428932.0011/JW/CM
23 September 2022

Dear Sir

Pangaea Logistics Solutions Ltd. (Company)
We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission (SEC) under The Securities Act of 1933, as amended (Securities Act) of a Registration Statement on Form S-8 (Registration Statement) in relation to the registration of 1,700,000 common shares of par value USD 0.0001 per share (Common Shares) issuable in accordance with the Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan (as amended and restated by the Board of Directors of the Company on 6 May 2022) (Amended Plan).
For the purposes of this opinion we have examined and relied upon the documents listed, (which in some cases, are also defined) in the Schedule to this opinion (Documents).

1. ASSUMPTIONS

In stating our opinion we have assumed:
1.1 the authenticity, accuracy and completeness of all Documents and other documentation examined by us or submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;
1.2 that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;
1.3 the genuineness of all signatures on the Documents;
1.4 the authority, capacity and power of each of the persons signing the Documents (other than the Company);
1.5 that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

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1.6 that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;
1.7 that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;
1.8 that there are no provisions of the laws or regulations of any jurisdiction, other than Bermuda, which would be contravened by the execution or delivery of the Amended Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Amended Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;
1.9 that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;
1.10 that, when the Directors of the Company adopted the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interest of the Company;
1.11 that the Company has filed the Registration Statement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Registration Statement and the Amended Plan would benefit the Company; and
1.12 that the general permissions contained in the Notice remain in full force and effect on the date on which either the Company issues or transfers any securities.

2. OPINION
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Common Shares, when issued in accordance with the Amended Plan, will be duly authorised, validly issued, fully paid and non-assessable shares of the Company.

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3. RESERVATIONS

We have the following reservations:
3.1 We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.
3.2 Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.
3.3 Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
3.4 Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book or Judgment Book do not reveal:
(a) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;
(b) details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;
(c) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book or Judgment Book at the date and time the search is concluded;

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(d) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or
(e) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.
3.5 In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.
3.6 In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

4. DISCLOSURE
This opinion is addressed to you in connection with the filing of this opinion as an exhibit to the Registration Statement. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement but it is not to be made available, or relied on by any other person or entity, or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the SEC in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. As Bermuda attorneys we are not qualified to opine on matters of law of any jurisdiction other than Bermuda and accordingly we do not admit to being an expert within the meaning of the Securities Act.
Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby (Bermuda) Limited

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SCHEDULE

1. A search of the entries, filings, and documents shown and available for inspection in respect of the Company in the register of charges and on the file of the Company found on the Online Registry (www.registrarofcompanies.gov.bm) maintained by the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 22 September 2022 (Company Search).

2. A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a physical search conducted, and/or electronic record of the Cause and Judgment Book distributed by the Supreme Court, on 22 September 2022 (Litigation Search).

3. An Officer’s Certificate, dated 23 September 2022, signed by an officer of the Company certifying a copy of:
a. the certificate of incorporation on change of name, certificate of incorporation, amended and restated memorandum of association (Memorandum of Association) and the bye-laws adopted by the Company (Bye-Laws) (collectively referred to as the Constitutional Documents);
b. the register of directors and officers;
c. the foreign exchange letter and the letter of permission issued by the Bermuda Monetary Authority, Hamilton Bermuda; and
d. the tax assurance issued by the Bermuda Registrar of Companies for the Minister of Finance.
4. A copy of the Minutes of the Meeting of the Board of Directors of the Company held on 6 May 2022 (Resolutions).
5. A Director’s Certificate, dated 23 September 2022, signed by Mark L. Filanowski.
6. A copy of the notice to the public dated 1 June 2005 as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (Notice).

7. A PDF copy of a Certificate of Compliance, dated 20 September 2022, issued by the Registrar of Companies in respect of the Company
8. A PDF copy of the Registration Statement.
9. A PDF copy of the Amended Plan.

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